EXHIBIT 23.3

Re: Vericity, Inc

Consent of Milliman, Inc

We consent to the use in this Registration Statement on Form S-1 of Mr. Schreiber’s opinion letter, dated March 25 , 2019 , included as Exhibit 99 .7 to the Registration Statement, and to the references made to Mr. Schreiber, to such opinion letter and to Milliman, Inc. under the following captions in the Prospectus included in the Registration Statement:

The Prospectus Summary

The Conversion and Offering

Experts

Milliman, Inc

By:	/s/ Steven I. Schreiber, FSA, MAAA
Name:	Steven I. Schreiber, FSA, MAAA
Title:	Principal & Consulting Actuary

New York, NY

June 3, 2019